Exhibit 10.7
S. Robert Zola
FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
This First Amendment to Executive Employment Agreement (this “Amendment”) is made effective as of January 1, 2009, by and between Chesapeake Utilities Corporation, a Delaware corporation (the “Company”), and S. Robert Zola (the “Executive”).
Background Information
The parties to this Amendment (the “Parties”) entered into an Executive Employment Agreement as of December 29, 2006 (the “Original Agreement”), regarding the Executive’s employment relationship with the Company. The Parties desire to amend the Original Agreement as set forth below.
Agreement
1. Definitions. All capitalized terms used in this Amendment but which are not otherwise defined herein, shall have the respective meanings given those terms in the Original Agreement.
2. Amendments to Original Agreement.
(a) Compensation and Benefits. Subparagraphs 5(c)(i) and 5(c)(ii) of the Original Agreement are hereby deleted in their entirety and, in lieu thereof, there is substituted the following:
“(i) Chesapeake Utilities Corporation Performance Incentive Plan. Executive shall be eligible for an incentive compensation award equal to 3,200 shares of the Company’s common stock granted on an annual basis at the discretion of the Board during the Term of this Agreement.
(ii) Chesapeake Utilities Corporation Cash Bonus Incentive Plan. Executive shall be eligible for a cash bonus award equal to 30 percent (30%) of Base Compensation, granted on an annual basis at the discretion of the Board during the Term of this Agreement. At the discretion of the Board, Executive shall also be eligible for an additional cash bonus award equal to 10 percent (10%) of the excess of the Sharp’s earnings before interest and taxes (“EBIT”) for the respective year over the upper EBIT target for the same year.”
(b) Expenses. Paragraph 5(g) of the Agreement is hereby amended by adding the following to the end thereof:
“If any reimbursements under this provision are taxable to the Executive, such reimbursements shall be paid on or before the end of the calendar year following the calendar year in which the reimbursable expense was incurred, and the Company shall not be obligated to pay any such reimbursement amount for which Executive fails to submit an invoice or other documented reimbursement request at least 10 business days before the end of the calendar year next following the calendar year in which the expense was incurred. Such expenses shall be reimbursable only to the extent they were incurred during the Term of the Agreement. In addition, the amount of such reimbursements that the Company is obligated to pay in any given calendar year shall not affect the amount the Company is obligated to pay in any other calendar year. In addition, Executive may not liquidate or exchange the right to reimbursement of such expenses for any other benefits.”

(c) Payment Upon Termination During Extended Term. Paragraph 6(c) of the Agreement is hereby amended by adding the following to the end thereof:
“In addition, and notwithstanding the foregoing provisions of this Paragraph 6(c), if the Extended Termination Date occurs more than two (2) years after the occurrence of a Change in Control, then the amount payable in cash under this provision shall be payable in substantially equal installments over the one (1) year period following the Executive’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The number of substantially equal installments shall be equal to the number of regular payroll periods during said one (1) year period, with one installment payable on each such payroll period. In addition, to the extent required in order to comply with Code Section 409A, cash amounts that would otherwise be payable under this Paragraph 6(c) during the six-month period immediately following the Extended Termination Date (and which are not eligible for the exception applicable to payments due to involuntary separation under Treas. Reg. Section 1.409A-1(b)(9)(iii)) shall instead be paid, with interest on any delayed payment at the applicable federal rate under Code Section 7872(f)(2)(A), on the first business day after the date that is six (6) months following the Executive’s “separation from service” within the meaning of Code Section 409A. Further, any taxable welfare benefits provided to Executive pursuant to this Paragraph 6(c) that are not “disability pay” or “death benefits” within the meaning of Treas. Reg. Section 1.409A-1(a)(5) (collectively, the “Applicable Benefits”) shall be subject to the following requirements in order to comply with Code Section 409A. The amount of any Applicable Benefits provided during one taxable year shall not affect the amount of the Applicable Benefits provided in any other taxable year, except that with respect to any Applicable Benefits that consist of the reimbursement of expenses referred to in Code Section 105(b), a limitation may be imposed on the amount of such reimbursements over some or all of the Covered Period, as described in Treas. Reg. Section 1.409A-3(i)(1)iv)(B). To the extent that any Applicable Benefits consist of the reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. No Applicable Benefits may be liquidated or exchanged for another benefit. During the period of six (6) months immediately following Executive’s separation from service (within the meaning of Code Section 409A), Executive shall be obligated to pay the Company the full cost for any Applicable Benefits that do not constitute health benefits of the type required to be provided under the health continuation coverage requirements of Code Section 4980B, and the Company shall reimburse Executive for any such payments on the first business day that is more than six (6) months after Executive’s separation from service, together with interest on such amount from the date of separation from service through the date of payment at the applicable federal rate under Code Section 7872(f)(2)(A).”

(d) Maximum Payment Upon Termination. Paragraph 7(b) of the Agreement is hereby amended by adding the following to the end thereof:
“Notwithstanding the foregoing, if the exercise of discretion reserved to the Executive in determining the Notice of Application would violate Code Section 409A, then such discretion shall be eliminated and the amounts payable under Paragraph 6(c) shall be reduced proportionately.”
(e) Code Section 409A. Paragraph 20 of the Agreement is hereby deleted in its entirety and, in lieu thereof, there is substituted the following:
“Notwithstanding any provision of Paragraph 10 or 14 of this Agreement to the contrary, any legal fees and expenses to be paid by the Company pursuant to Paragraph 10 or 14 shall be subject to the following requirements in order to comply with Code Section 409A. Such legal fees and expenses shall be paid by the Company only to the extent incurred during the Term of the Agreement or for a period of ten (10) years after the Executive’s “separation from service” (as defined in Code Section 409A). The Company shall pay such legal fees and expenses no later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, and the Company shall not be obligated to pay any such fees and expenses for which the Executive fails to submit an invoice at least ten (10) business days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.”
3. Captions. The captions of the various sections of this Amendment are not part of the context of this Amendment, but are only labels to assist in locating those sections, and shall be ignored in construing this Amendment.
4. Construction. This document is an amendment to the Original Agreement. As used in the Original Agreement, the term “Agreement” shall mean the Original Agreement as amended by this Amendment. In the event of any conflict with or inconsistency between the provisions of the Original Agreement and this Amendment, the provisions of this Amendment shall control and supersede to the extent of such conflict or inconsistency. Except as modified by this Amendment, the Original Agreement shall continue in full force and effect without change. The Company and Executive hereby ratify and confirm the Original Agreement, as amended hereby.
[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this First Amendment to Executive Employment Agreement as of the day and year first above written.

THE EXECUTIVE:

S. Robert Zola

THE COMPANY:

CHESAPEAKE UTILITIES CORPORATION

By:

Name:
Its: